Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

MYLAN LABORATORIES ANNOUNCES $1.25 BILLION SHARE BUYBACK,
EXPECTED TO REPRESENT NEARLY 25% OF THE COMPANY’S STOCK

COMPANY ALSO ANNOUNCES ADDITIONAL STRATEGIC INITIATIVES:

- Plans to Out-license Nebivolol -
- Doubles annual dividend –
- Provides 2 years of revenue and Adjusted EPS guidance -

PITTSBURGH, PA – June 14, 2005 – Mylan Laboratories Inc. (NYSE: MYL) today announced several key strategic initiatives, including a $1.25 billion share buyback, comprised of a modified “Dutch Auction” self-tender for up to approximately 48.8 million shares (up to $1 billion) and a $250 million follow-on share repurchase program in the open market or otherwise. These share repurchases will represent, upon completion, nearly 25% of the Company’s outstanding shares. In addition, the Company announced today that is increasing its annual dividend by 100%, effective as of the first quarter ending June 30, 2005. Mylan also announced plans to out-license nebivolol, the highly anticipated next-generation beta blocker.

In addition to these actions, the Company today also announced adjusted diluted EPS guidance of $0.92 to $1.15 in fiscal 2006 and $1.20 to $1.74 in fiscal 2007. A presentation with more specific information concerning these announcements is being provided via a live investor conference call and webcast, which is being archived and is available on www.mylan.com until June 21, 2005.

Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “These strategic announcements demonstrate Mylan’s continued commitment to enhancing our leading position in the generic pharmaceutical industry, while optimizing value for our shareholders. We are extremely well positioned to capitalize on multiple new product and other opportunities, and we believe today’s announcements will be accretive to our shareholders and position the Company for significantly enhanced potential EPS growth.”

$1.25 Billion Share Buyback Program

Mylan announced today that on June 16, 2005 it will commence a modified “Dutch Auction” self-tender for up to approximately 48.8 million shares (up to $1 billion) of its common stock. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than $18.00 per share or more than $20.50 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, Mylan will determine the lowest per share price within the range that will enable it to buy up to approximately 48.8 million shares, or such lesser number of shares as are properly tendered. If more than approximately 48.8 million shares are properly tendered at or below the determined price per share, Mylan will purchase shares tendered by such shareholders, at the determined price per share, on a pro rata basis, as will be specified in the offer to purchase relating to the tender offer that will be distributed to shareholders. Shareholders whose shares are purchased in the tender offer will be paid the determined price per share, net in cash, without interest, promptly following the expiration of the tender offer period, as it may be extended. Additionally, in the event the final purchase price is less than the maximum price of $20.50 per share and more than approximately 48.8 million shares are tendered, Mylan intends to exercise its right to purchase up to an additional 2% of its outstanding common stock without extending the tender offer, so that the Company can repurchase up to $1 billion of its common stock. The tender offer will not be contingent upon any minimum number of shares being tendered. The tender offer will be subject to a number of other terms and conditions, including the financing condition described below, as will be specified in the offer to purchase. The offer to purchase shares will expire at 5:00 p.m., New York City time, on Friday, July 15, 2005, unless extended.

Subsequent to the completion of the Dutch Auction self-tender, Mylan plans to buy back up to an additional $250 million of its common stock from time to time on the open market or otherwise. Upon completion of the self-tender and the open market purchases, and depending on the actual purchase price, the Company expects to have repurchased a total of nearly 25% of Mylan’s outstanding shares.

Mr. Coury further stated, “We believe that the Dutch auction self-tender and follow-on buyback properly creates the right balance between doing what is right for our business and delivering value to our shareholders. As it relates to our business, the sheer magnitude of this buyback will enhance the impact to earnings per share going forward of any and all new opportunities that we add to our existing base, such as any future successful Paragraph IV challenges. We also believe that the positive impact of the nebivolol opportunity, combined with the strength of our generics pipeline, will be magnified for our shareholders due to the significant reduction in our shares outstanding.”

Mylan has obtained a commitment letter from Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for $975 million in commitments, of which it is expected that $775 million will be used, along with cash on hand, to finance the tender offer and the follow-on repurchase program. Accordingly, the tender offer will be conditioned upon receipt of this financing pursuant to the terms and conditions contained in the commitment letter and on terms satifactory to Mylan on or prior to the expiration date of the tender offer and other customary conditions. Merrill Lynch & Co. is also the Company’s financial advisor and the dealer manager for the tender offer. The information agent is Morrow & Co. and the depositary is American Stock Transfer Company. The offer to repurchase, letter of transmittal and related documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of Mylan common stock. The remaining $200 million of the commitment is a revolving credit facility that may be used for general corporate purposes.

Dividend

Mylan also announced today that it will double its annual dividend from $0.12 per share to $0.24 per share. This dividend increase is effective with the dividend to be paid for the first quarter of fiscal 2006. The increased quarterly dividend of $0.06 per share will be payable on July 15, 2005 to Mylan shareholders of record at the close of business on June 30, 2005.

“Our enhanced dividend policy going forward reflects our long-standing commitment to focus on total return to shareholders, by striking a strong balance between share appreciation and our dividend,” commented Mr. Coury.

Nebivolol

Mylan announced that it has decided to out-license nebivolol and provided an overview of the clinical program and commercialization potential of this highly anticipated beta-blocker.

Mr. Coury further commented: “At this time, we believe out-licensing nebivolol is the best available option that will allow us to effectively launch this important product with minimal risk, while maximizing the potential opportunity for our shareholders. In addition, we believe that this approach will allow us to commercialize the product in a way that is both cash-efficient and non-dilutive.”

The nebivolol NDA for a hypertension indication was submitted to the Food and Drug Administration (“FDA”) in April 2004, and Mylan has now received an Approvable Letter from the FDA. Final approval of nebivolol is contingent upon successfully satisfying additional FDA requirements regarding certain aspects of pre-clinical data and finalization of the labeling. The pre-clinical data submitted in the NDA was based upon studies previously conducted by Janssen Pharmaceutica Belgium (currently JNJ Pharmaceuticals R&D Beerse), the company from which Mylan licensed the product. Currently Mylan is conducting a pre-clinical study designed to address the questions posed by the FDA. The Company believes that the data from the ongoing pre-clinical study will satisfactorily resolve the FDA’s questions and is committed to working diligently with the FDA towards final approval.

Mylan also announced that it has signed a collaboration agreement with Menarini International Operations Luxemburg (“Menarini”), one of the largest privately-held European pharmaceutical companies and the company that markets nebivolol in Europe, that allows Mylan to use the Study of Effects of Nebivolol Intervention on Outcomes and Rehospitalization in Seniors with Heart Failure (“SENIORS”) trial in support of a US submission for congestive heart failure indication (“CHF”). Mylan anticipates filing a CHF NDA using the SENIORS trial and supportive data to request a CHF indication.

Mylan Bertek

Mylan also announced today that it will be closing its Mylan Bertek subsidiary, and will transfer responsibility for selling Mylan Bertek’s products to its Mylan Pharmaceuticals and UDL subsidiaries.

Mr. Coury further commented: “After careful evaluation, we have concluded that the existing Mylan Bertek business is not the type of brand platform that would enable us to fulfill our long stated vision and objective of becoming a more balanced specialty pharmaceutical company. We believe that closing Mylan Bertek will streamline our operations and result in significant cost savings.”

Financial Guidance for Fiscal 2006 and Fiscal 2007

Mylan today also provided financial guidance for fiscal 2006 and fiscal 2007. For fiscal 2006, the Company is forecasting adjusted diluted EPS in the range of $0.92 to $1.15 per share, and net revenues in the range of $1,135 million to $1,340 million. The Company reported that these estimates only include a partial year benefit from the share repurchases and do not include certain ongoing research and development and marketing costs related to nebivolol that will be incurred until an out-licensing agreement is signed. It also excludes all Mylan Bertek costs, including costs related to the restructuring. For fiscal 2007, Mylan is projecting adjusted diluted EPS in the range of $1.20 to $1.74 per share and net revenues in the range of $1,250 million to $1,600 million. Over the longer term, Mylan is projecting a compounded annual growth rate in EPS of approximately 20% over the next five years. A reconciliation of adjusted diluted EPS guidance to GAAP diluted EPS guidance is attached as an appendix to this press release.

Edward Borkowski, Mylan’s Chief Financial Officer, stated: “We view the current fiscal year as a restructuring and transitional year. It is important to note that the spread in both the fiscal 2006 and 2007 guidance reflects the potential upside from the opportunities Mylan has before it. The low end of our guidance assumes no Paragraph IV wins. The high end of our guidance assumes that we are successful in our litigation against the brand companies on all six of our fiscal 2006 and 2007 potential Paragraph IV challenges, but we will still have competition from an authorized generic at launch.”

Mr. Coury concluded: “As we have said many times before, Mylan’s Board and management team are committed to maximizing shareholder value and total return of shareholder equity. Today, we have announced a number of measures that we believe strike the balance between positioning Mylan for both short- and long-term success while delivering total return to shareholders through share appreciation and our dividend policy.”

Other Matters

Mylan also reacted to the letter dated June 1, 2005, in which an entity controlled by Carl Icahn referred to its purported interest in acquiring the Company at $20 per share. The Company noted that this letter was simply a reiteration of a letter Mr. Icahn sent to the Company last November. At that time, Mylan’s Board of Directors concluded that Mr. Icahn had not made a serious offer for the Company and that discussions with him were not in the best interests of the Company. In view of the passage of time, the Board considered Mr. Icahn’s latest letter and reached the same determination that it reached last November.

About Mylan Laboratories

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

Additional Information and Where to Find It:

IN CONNECTION WITH MYLAN’S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SHAREHOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (IF AND WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SHAREHOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN’S WEBSITE AT WWW.MYLAN.COM.

Mylan, its executive officers and its directors may be deemed to be participants in Mylan’s solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 and 5 filed thereafter.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mylan common stock. The solicitation and the offers to buy Mylan common stock will only be made pursuant to a separate offer to purchase and related materials. At the time the tender offer is commenced, Mylan will file a Tender Offer Statement on Schedule TO with the SEC. Shareholders should carefully read the Tender Offer Statement, the offer to purchase, the related letter of transmittal and other related materials when they are available because they will contain important information, including the various terms and conditions of the offer. The offer to purchase, the related letter of transmittal and certain other documents are expected to be sent to all holders of Mylan common stock, at no expense to them, promptly following commencement of the offer. The Tender Offer statement (including the offer to purchase the related letter of transmittal and all other offer documents filed by Mylan with the SEC)

will also be available at no charge at the SEC’s website at http://www.sec.gov. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future revenues and earnings per share; the share buy-back and its anticipated effects; the Company’s growth and product opportunities; the final approval and success of nebivolol; the impact of the closing of Mylan Bertek; the dividend increase; and the Company’s future success. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental pricing programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards; uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2005, and in its other filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Appendix:

Reconciliation of Adjusted EPS Guidance to GAAP EPS Guidance (1)

	Fiscal 2006
	Low	High
Adjusted diluted EPS	$0.92	$1.15
Mylan Bertek and nebivolol expenses	($0.11)	($0.11)
Restructuring charges and other non-recurring expenses	($0.05)	($0.05)

GAAP diluted EPS	$0.76	$0.99

(1) Fiscal 2007 guidance excludes any potential impact for stock-based compensation expenses upon adoption of SFAS No. 123(R), Share-Based Payment. Management is currently assessing the impact that adoption of SFAS No. 123(R) will have on the Company’s consolidated financial statements.